===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. _)*


                        PATNI COMPUTER SYSTEMS LIMITED
                      -----------------------------------
                                (Name of Issuer)


                           AMERICAN DEPOSITARY SHARES
                  EQUITY SHARES, PAR VALUE Rs. 2 PER SHARE**
                 ----------------------------------------------
                         (Title of Class of Securities)


                                    703248203
                                ---------------
                                 (CUSIP Number)


                                 DECEMBER 31, 2005
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [_]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**Not for trading, but only in connection with the registration of the American Depositary Shares, each representing two Equity Shares, par value Rs.2 per share.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

===============================================================================

CUSIP NO. 703248203                 SCHEDULE 13G                   Page 2 of 11

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic LLC
         (formerly known as General Atlantic Partners, LLC)
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   22,913,949*
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               -0-
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     22,913,949*
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,913,949*
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         16.6%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------
* Includes 10,080,934 American Depositary Shares ("ADS") representing 20,161,868 Equity Shares held by The Bank of New York as depositary. In addition, General Atlantic Mauritius Limited ("GAML") owns 2,752,081 Patni Computer Systems Limited's ("Patni") Equity Shares directly. General Atlantic GenPar (Mauritius) Limited ("GenPar") controls the management of GAML by virtue of ownership of a majority of its voting shares. General Atlantic LLC ("GA") owns all the shares of GenPar.

CUSIP NO. 703248203                 SCHEDULE 13G                   Page 3 of 11

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic GenPar (Mauritius) Limited
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Mauritius
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   22,913,949*
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               -0-
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     22,913,949*
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,913,949*
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         16.6%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

---------
* Includes 10,080,934 ADSs representing 20,161,868 Equity Shares held by The Bank of New York as depositary. In addition, GAML owns 2,752,081 Patni Equity Shares directly. GenPar controls the management of GAML by virtue of ownership of a majority of its voting shares. GA owns all the shares of GenPar.

CUSIP NO. 703248203                 SCHEDULE 13G                   Page 4 of 11

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Mauritius Limited
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Mauritius
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   22,913,949*
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               -0-
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     22,913,949*
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,913,949*
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         16.6%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

---------
* Includes 10,080,934 ADSs representing 20,161,868 Equity Shares held by The Bank of New York as depositary. In addition, GAML owns 2,752,081 Patni Equity Shares directly. GenPar controls the management of GAML by virtue of ownership of a majority of its voting shares. GA owns all the shares of GenPar.

CUSIP NO. 703248203                 SCHEDULE 13G                   Page 5 of 11


ITEM 1.   (a)    NAME OF ISSUER.

                 Patni Computer Systems Limited

          (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                 Akruti Softech Park
                 MIDC Cross Road No. 21
                 Andheri (E), Mumbai 400 093
                 India

ITEM 2.   (a)    NAME OF PERSON FILING.

                        This  Statement is being filed on behalf of each of the
                 following persons (collectively, the "Reporting Persons")

                 (i)    General Atlantic LLC
                        (formerly known as General Atlantic Partners, LLC)
                 (ii)   General Atlantic GenPar (Mauritius) Limited
                 (iii)  General Atlantic Mauritius Limited

          (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE.

                 c/o General Atlantic Service Company, LLC
                 3 Pickwick Plaza
                 Greenwich, CT 06830

          (c)    CITIZENSHIP.

                 GA     -  Delaware
                 GenPar -  Mauritius
                 GAML   -  Mauritius

          (d)    TITLE OF CLASS OF SECURITIES.

                 American Depositary Shares
                 Equity Shares

          (e)    CUSIP NUMBER.

                 703248203

ITEM 3. This Statement is not being filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

CUSIP NO. 703248203                 SCHEDULE 13G                   Page 6 of 11


ITEM 4.   OWNERSHIP.

          For each Reporting Person:

          (a)    Amount beneficially owned: 22,913,949*

          (b)    Percent of class: 16.6%

          (c)    Number of shares as to which such person has:

                 (i)    Sole power to vote or to direct the vote: 22,913,949

                 (ii)   Shared power to vote or to direct the vote: 0

                 (iii) Sole power to dispose or to direct the disposition of: 22,913,949

                 (iv) Shared power to dispose or to direct the disposition of: 0

          * Includes 10,080,934 ADSs representing 20,161,868 Equity Shares held by The Bank of New York as depositary. In addition, GAML owns 2,752,081 Patni Equity Shares directly. GenPar controls the management of GAML by virtue of ownership of a majority of its voting shares. GA owns all the shares of GenPar.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

CUSIP NO. 703248203                 SCHEDULE 13G                   Page 7 of 11



ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Exhibit 99.1 attached hereto.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          Not applicable.

CUSIP NO. 703248203                 SCHEDULE 13G                   Page 8 of 11


                                     SIGNATURES


                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of February 14, 2007

                                        GENERAL ATLANTIC LLC


                                        By: /s/ Christopher G. Lanning
                                            ------------------------------
                                            Name:  Christopher G. Lanning
                                            Title: Managing Director



                                        GENERAL ATLANTIC GENPAR (MAURITIUS)
                                        LIMITED


                                         By: /s/ Christopher G. Lanning
                                             ------------------------------
                                             Name:  Christopher G. Lanning
                                             Title: Director



                                        GENERAL ATLANTIC MAURITIUS LIMITED


                                         By: /s/ Christopher G. Lanning
                                             ------------------------------
                                             Name:  Christopher G. Lanning
                                             Title: Director

CUSIP NO. 703248203                 SCHEDULE 13G                   Page 9 of 11



                                   EXHIBIT INDEX
                                   -------------


Exhibit 99.1     Identity of Members of Group.

Exhibit 99.2 Joint Filing Agreement, as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP NO. 703248203                 SCHEDULE 13G                 Page 10 of 11


                                                                  EXHIBIT 99.1
                                                                  ------------



                          IDENTITY OF MEMBERS OF GROUP


General Atlantic LLC

General Atlantic GenPar (Mauritius) Limited

General Atlantic Mauritius Limited

CUSIP NO. 703248203                 SCHEDULE 13G                 Page 11 of 11


                                                                  EXHIBIT 99.2
                                                                  ------------



              JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G with respect to the Equity Shares and American Depositary Shares of Patni Computer Systems Limited is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities, except to the extent that it knows or has reason to believe that such information is inaccurate.

Dated as of February 14, 2007

                                        GENERAL ATLANTIC LLC


                                        By: /s/ Christopher G. Lanning
                                            ------------------------------
                                            Name:  Christopher G. Lanning
                                            Title: Managing Director



                                        GENERAL ATLANTIC GENPAR (MAURITIUS)
                                        LIMITED


                                         By: /s/ Christopher G. Lanning
                                             ------------------------------
                                             Name:  Christopher G. Lanning
                                             Title: Director



                                        GENERAL ATLANTIC MAURITIUS LIMITED


                                         By: /s/ Christopher G. Lanning
                                             ------------------------------
                                             Name:  Christopher G. Lanning
                                             Title: Director